                                                                   EXHIBIT 10.63



                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         This First Amendment to Employment Agreement is dated as of May 11, 1995 and is by and between W. Joseph Dryer ("Executive") and Lomas Financial Corporation (the "Company").

                 WHEREAS, the parties have come to recognize over the course of Executive's employment that the business of the Company is inextricably linked to the operations of its principal subsidiary, Lomas Mortgage USA, Inc. ("LMUSA"); and

                 WHEREAS, the parties have come to recognize over the same period that the greatest portion of Executive's time and effort must be devoted to LMUSA if the Company is to preserve its value to its shareholders; and

                 WHEREAS, the parties wish to formalize the contractual relationship between LMUSA and Executive;

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

                 1. Position. In addition to serving as Senior Vice President of the Company, Executive shall serve as Senior Vice President of LMUSA and shall have such duties and responsibilities with regard to LMUSA as are consistent with those of a senior vice president. Executive shall devote such time as is necessary to the performance of his duties for LMUSA. Section 2 of the Employment Agreement dated January 3, 1995 (the "Agreement") is amended accordingly.

                 2. Termination. Executive's term of employment with LMUSA shall be co-terminus with his employment with the Company subject to the terms of the Agreement. Executive's employment with LMUSA may only be terminated concurrently with his employment with the Company as provided in section 7 of the Agreement.

                 3.       Specific Amendments.

                          (a) Subsection 7(e) of the Employment Agreement is amended by deleting the final sentence thereof.

                          (b) Subsection 8(d)(ii) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

                                        (ii)    in lieu of any further payments
                                  of salary to the Executive for periods
                                  subsequent to the Date of Termination the
                                  Company shall, on the fifth day following the Date of Termination, pay as severance pay to the Executive, a lump sum amount equal to the greater of (A) the amount of the Executive's Base Salary which would have accrued pursuant to Subsection 4(a)
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                                  hereof for a period (the "Determination
                                  Period") commencing on the Date of
                                  Termination and ending on January 3, 1997 and
                                  (B) the amount of severance pay the Executive would have been entitled to under the Company severance plan in effect on May 1, 1995, a copy of which is attached hereto as Exhibit "A"; and

                          (c) Exhibit "A" attached hereto is incorporated into the Employment Agreement with the same effect as if originally attached thereto.

                 4. Indemnification. Executive shall enjoy the same duty of indemnification from LMUSA as he enjoys from the Company for the performance of Executive's duties on behalf of LMUSA.

                 5. Joint and Several Liability. The liability of LMUSA and the Company for payment of the salary, bonus, benefits and other perquisites due Executive under the Agreement shall be joint and several, without requirement to apportion between LMUSA and the Company the relative time and effort spent on behalf of each by Executive.

                 6. Relation Back. This First Amendment to Employment Agreement relates back to the execution of the Employment Agreement such that LMUSA assumes joint and several liability for all of the Company's duties and obligations to Executive from and after that date to and including the present and ratifies all agreements and understandings between the Company and Executive.

                 7. Execution by LMUSA. LMUSA joins in the execution of this First Amendment to Employment Agreement, although not originally a party to the Agreement, for the purpose of acknowledging the terms of this First Amendment to Employment Agreement and to signify that it is contractually bound by the terms hereof.

                 IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date written above.

LOMAS FINANCIAL CORPORATION



By: /s/ ERIC D. BOOTH
   -----------------------------------
Its: CEO
    ----------------------------------





                                      -2-
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LOMAS MORTGAGE USA, INC.



By: /s/ LOUIS P. GREGORY
   -----------------------------------------
Its: Senior Vice President & General Counsel
    ----------------------------------------



          /s/ W. JOSEPH DRYER
--------------------------------------------
              W. Joseph Dryer





                                      -3-
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                                  Exhibit "A"



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The Company will pay the employee through the last day he or she works plus up to a maximum of 80 hours of unused vacation awarded on his or her last employment anniversary date.

No law requires a company to pay severance pay upon termination. No unused sick time, floating personal days or birthday time will be paid at termination.

JOB REFERENCES

If called for a job reference, the Company supplies only the dates of employment and the last position held by the employee. Additional information may be released only upon written request from the terminated employee at the Company's discretion.

All inquiries and responses should be directed through the Human Resources Department.

SEVERANCE PLAN

--   QUALIFYING EVENTS

     Standard benefits under the Company's Severance Plan are available to eligible, terminated employees under the following circumstances:

     -- When there is a general company-wide, division-wide, or unit-wide reduction-in-force.

     -- When a particular position within a unit is eliminated in order to increase efficiency or because of budget constraints.

--   EMPLOYEE ELIGIBILITY

     An employee who has been terminated because of one of the above described events and who has a scheduled workweek of 24 or more hours is eligible to receive certain severance benefits as set out below, provided that all of the following conditions are met:

     --   the employee must have been involuntarily terminated without cause;
          and

     -- the employee must not be eligible to receive any other form of severance pay; and

     -- the employee must not have been offered an alternative employment opportunity in any capacity by the Company or any of its subsidiaries or affiliates; and

     -- the employee must not be reemployed by the Company or any of its subsidiaries or affiliates during the period for which severance is being paid; and

     -- the employee must sign a waiver and release form, waiving and releasing any claims he or she may have against the Company relating to his or her employment or the termination thereof.

--   SEVERANCE PAY

     The amount of severance pay to be received by an eligible, terminated employee shall be determined on the basis of the employee's status at the time of termination and on the employee's length of service as of the


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employee's last employment anniversary (based only on the eligible, terminated employee's most recent hire date).

Severance pay will be based on the employee's base annual salary or regular weekly wage in effect on the last day of active employment (exclusive of overtime, commissions, bonus, incentive pay, or any other special payments). Applicable deductions and withholding will apply.

Any pay mandated by state or federal law (or which would be mandated absent prior notice), such as plant closing benefits and the like, will reduce the amount of severance pay otherwise payable hereunder. Benefits hereunder may not be assigned or alienated, whether voluntarily or involuntarily, and any attempt to do so will be null and void to the fullest extent permitted by law.

--------------------------------------------------------------------------------
IF THE ELIGIBLE                 AND THE ELIGIBLE          THE AMOUNT OF
EMPLOYEE IS (A/AN):             EMPLOYEE HAS BEEN         SEVERANCE PAY IS:
                                WITH THE COMPANY:
--------------------------------------------------------------------------------
Non-officer                     Five years or less        two months
Non-officer                     More than five years      two months*
Officer (any Officer other      Five years of less        four months
  than a Senior Officer)
Officer (any Officer other      More than five years      four months*
  than a Senior Officer)
Senior Officer                  Five years or less        six months
Senior Officer                  More than five but        six months*
                                less than 20 years
Senior Officer                  More than 20 years        one year**
--------------------------------------------------------------------------------
* Plus one week of additional pay for each full year employed with the Company (since last hire date) in excess of five years.
** Plus one week of additional pay for each full year employed with the Company (since last hire date) in excess of 20 years.
--------------------------------------------------------------------------------
In addition, an eligible, terminated employee who receives approved severance pay will also receive pay for a maximum of 80 hours of available vacation time, as awarded at the employee's last anniversary of employment. The eligible, terminated employee shall not receive any pay for unused floating personal days, birthday time or sick time.



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In lieu of the above standard severance benefits, the Company may elect, in its sole discretion, to provide severance benefits which could either enhance or diminish the standard benefits described above, as it deems appropriate and in the best interests of the Company.

--   CONTINUATION OF CERTAIN BENEFITS AFTER TERMINATION

     Each eligible, terminated employee who is under age 50 (or who is over age 50, but has not completed 15 years of continuous service to the Company) and who receives approved severance pay will also be entitled to three months of continued health care coverage in the eligible, terminated employee's current health care plan and at the employee's current enrolled level of coverage, i.e., individual or family coverage, so that if the eligible, terminated employee has not obtained other employer-sponsored health coverage, three on the 18 months of eligible COBRA-required coverage will be at the Company's sole expense and the remaining 15 months of COBRA-required coverage will be at the eligible, terminated employee's sole expense (the employee's expense to be calculated at the total prevailing monthly premium [employee plus employer costs] as of the annual plan renewal date each year).

     Each eligible, terminated employee who receives approved severance pay and who, on the effective termination date, is 50 years of age or older and has 15 or more years of continuous service with the Company since his or her last hire date, will be entitled to receive three months of continued health care coverage in the eligible, terminated employee's current health care plan at the employee's current enrolled level of coverage (i.e., individual or family coverage) at the Company's sole expense, plus coverage thereafter at the eligible, terminated employee's current coverage at the employee's sole expense (the employee's expense to be calculated at the total prevailing monthly premium [employee plus employer costs] as of the annual plan renewal date each year), such coverage to continue until the date of the first to occur of (a) the employee's eligibility for other employer-sponsored health coverage, (b) the employee's eligibility for Medicare, (c) the employee's 65th birthday or
     (d) the end of the 60th month after the date of the employee's termination.




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--   OTHER PROVISIONS

     If a terminated employee is rehired within the period for which severance pay is being or has been paid, such employee will be required to refund the amount of severance pay received that is in excess of the employee's actual period of unemployment with the Company, and no further severance payments will be made after the rehire.

     For information concerning the payment of benefits under the Company's Pension Plan or 401(k) Plan, please refer to the section of this Employee Handbook relating to the treatment of such benefits upon termination.

     Other than stated in this section (or the sections referred to in this section), no other benefits will be continued or paid by the Company with respect to an eligible, terminated employee who receives the severance benefits described above.

--   ADDITIONAL INFORMATION

     The following information is furnished by the Plan Administrator of the Severance Plan to comply with government regulations. If you have any questions or you want to contact someone regarding your benefits under the Severance Plan, you may contact the Human Resources Department.

        --   Name of the plan: Lomas Financial Group Severance Pay Plan.

        -- Plan Administrator: The Plan Administrator of the Severance Plan is a committee appointed under the authority of the Company's Board of Directors. The Plan Administrator may be contacted at 1600 Viceroy Drive, P.O. Box 655644, Dallas, Texas 75265-5644, (214) 879-7613. The Plan Administrator is also the named "fiduciary" for purposes of ERISA.

        --   Agent for service of legal process: Same as Plan Administrator.

        -- Plan year: The Severance Plan and all of its records are kept on a calendar year basis, January 1 to December 31.

        -- Type of plan and funding medium: The Severance Plan is a welfare benefit plan providing severance pay benefits upon the occurrence of certain specific events to terminated participants who meet all of the eligibility requirements. It is unfunded, non-insured and unsecured. Benefits are payable solely from the general assets of the Company.

        -- Severance Plan continuation: Although the Company currently intends to continue the Severance Plan indefinitely, rights hereunder are neither "vested" nor "accrued", and the Company, through its Board of Directors, Chief Executive Officer, or any committee authorized by the Board of Directors, reserves the right to change or end the Severance Plan at any time. This right to amend or terminate the Severance Plan applies even if the Company has full knowledge of an impending event which could result in benefits being payable under the Severance Plan but for the amendment or terminaton.




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
      The Plan Administrator shall have complete fiduciary discretion and authority to interpret and construe the Severance Plan, including, without limitation, all questions of eligibility, benefits, and status arising under the Severance Plan. This discretion extends, but is not limited to, determining whether an employee is a participant in the Severance Plan, under what circumstances a participant in the Severance Plan is eligible to receive benefits, if any, and the determination and calculation of such benefits.

      If an employee believes he or she is due benefits under the Severance Plan, he or she may file a claim therefor with the Plan Administrator. A decision will generally be made within 90 days (180 days if special circumstances so require) and sent to the employee in writing, citing the reasons for the decision and a reference to the provisions on which it is based. An employee (or his or her representative) may appeal any denied claim, review pertinent documents, and submit issues and comments in writing. However, any appeal must be made in writing within 60 days of the initial denial.

      The Plan Administrator shall review the appealed claim and make a final decision within 60 days of its receipt of the appeal (120 days if special circumstances so require). The decision of the Plan Administrator on appeal will be final, binding, and conclusive on all parties involved.

  --  YOUR RIGHTS UNDER THE LAW

      The Employee Retirement Income Security Act of 1974 (ERISA) provides certain rights and protection to participants of the Company's employee benefit plans. As a participant in the Severance Plan covered by ERISA, you are entitled to the rights and protection guaranteed by ERISA, including the rights to:

       -- Examine, without charge, at the Plan Administrator's office, all plan documents, and copies of all documents filed by the Plan Administrator with the U.S. Department of labor, such as the annual report and plan descriptions.

       -- Obtain copies of all plan documents and certain other plan information upon written request to the Plan Administrator. The Plan Administrator may charge a reasonable fee for copies.

       -- Receive the plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of the annual report.

   In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operated the Severance Plan, called "fiduciaries" of the Severance Plan, have a duty to do so prudently and in the interest of you and other participants and beneficiaries of the Severance Plan.



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        No one, including Lomas or any other person, may terminate your employment or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

        If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reasons for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

        Under ERISA, there are steps you can take to enforce these rights:

            -- If you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

            -- If you have a claim for benefits that is denied in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you suit is successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

        If you have any questions about the Severance Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the U.S. Labor Management Services Administration, Department of Labor.



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